EXHIBIT 99.1

Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Embargoed until
2:00 am (ET) 7:00 am (BST)

Board change
New Head of Global R&D appointed to Executive Committee

Basingstoke, UK – 25 May 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that Dr Wilson Totten, Chief Scientific Officer and Executive Vice President of Global Research & Development will step down from his position and from the Board of Directors with immediate effect. Dr Totten will remain an employee with responsibility for special corporate projects including M&A, and the continued development of FOSRENOL®.

As part of its organisational restructure announced in March, Shire is to base its Research & Development function alongside its commercial function in the US at its new office in Pennsylvania, whilst maintaining considerable R&D resources in the UK. Due to his family commitments in the UK, Dr Totten is unable to relocate to the US.

Effective 14th of June 2004, Dr Eliseo Salinas will be appointed Chief Scientific Officer and Executive Vice President of Global Research & Development, leading Shire’s global R&D team of over 150 people. He joins from Wyeth Research, one of the world’s leading pharmaceutical companies, where he was Head of Global Central Nervous Systems and Vice President for Regional Clinical Research & Development. He has, therefore, considerable experience in one of Shire’s key therapeutic areas. Dr Salinas will be a member of the Executive Committee, but not the Board, and like the other members of the Executive Committee, will spend time in both the US and UK according to the needs of the business.

Matthew Emmens, Chief Executive of Shire commented:

“Wilson has made a considerable contribution to the development of Shire’s pipeline and marketed products as well as to the overall growth of the Company. It is as a result of his R&D leadership that we have seven promising products in registration and late stage development including FOSRENOL, which has been approved by the Swedish regulatory authorities and is in the final stages of its review process in the USA. On behalf of the Shire Board I should like to express our appreciation for his input in the six years in his role as leader of R&D. In addition to his new assignment on special corporate projects and FOSRENOL, Wilson will help with knowledge transfer as we continue to build the R&D team.

“Eliseo brings impressive technical knowledge of central nervous system disorders, a key market for Shire, as well as a background in Pharmacology. He has practised for almost ten years as a consultant psychiatrist and published a range of scientific papers. In addition, he has an excellent track record with one of the world’s largest pharmaceutical companies where he was responsible for setting the strategy for neuroscience as well as leading global teams in both Europe and the US. Eliseo has been directly involved in the submission and approval of products for a range of CNS treatments and we believe he will be an excellent addition to the Shire Executive team.”

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Media
Jessica Mann	+44 1256 894 280

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

BIOGRAPHICAL DETAILS OF ELISEO SALINAS, MD, MSc Psychiatrist

PHARMACEUTICAL INDUSTRY

Nov 02 – Current	Wyeth Research, CR&D.
VP-Regional Research, North and South America (in
addition to Head of CNS and VP-Japan).

Feb 02 – Current	Wyeth-Ayerst Research, CR&D.
VP-Heaquarters for Japan CR&D (in addition to Head of
Worldwide CNS).

Aug 99 – Current	Wyeth-Ayerst Research, CR&D
Head of Worldwide CNS / VicePresident.

Jan 98 – Aug 99	Wyeth-Ayerst Research, CR&D
Head of Worldwide CNS / Assistant VicePresident.

Dec 96 – Jan 98	Wyeth-Ayerst Research, European CR&D.
Head of EU-CNS / Senior Project Director.

Jul 95 – Dec 96	Wyeth-Ayerst Research, European CR&D.
Head of CNS / Project Director.

Jul 93 – Jul 95	Wyeth-Ayerst Research, European CR&D.

Mar 91 – Jul 93	Synthélabo Recherche (LERS).
International Project Leader / CNS.

CLINICAL - ACADEMIC POSITIONS

1985 – 1990	Resident in Psychiatry (Interne des Hôpitaux Psychiatriques
de Paris)

1991 – 1992	Staff Psychiatrist. Hôpital de Gonesse.

1990 – 1999	Consultant Psychiatrist. Hôpital Sainte-Anne, Paris.
Clinique des Maladies Mentales et de l'Encéphale.

1994 – 1999	Lecturer. Université René Descartes, Paris.
Diplôme d'Université de Thérapie Comportementale et
Cognitive.

DEGREES

1980	Doctor of Medicine. University of Buenos Aires, Argentina

1981	Educational Commission for Foreign Medical Graduates
(MD Equivalence in US)

1990	Master in Pharmacology («Maîtrise de Pharmacologie» and
«Diplôme d’Etudes Approfondies de Pharmacologie
Expérimentale et Clinique»), Université Paris, France)

1990	Residency in Psychiatry («Ancien Interne des Hôpitaux
Psychiatriques»), Paris, France)

LANGUAGES: English, French, Portuguese, Spanish

MEMBERSHIPS OF SCIENTIFIC SOCIETIES

Association of European Psychiatrists – AEP
Collegium International Neuro-Psychopharamacologicum – CINP
American College of Neuropsychopharmacology - ACNP

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR®, the implementation of the planned reorganisation and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.